Exhibit 99.1
CONSENT OF J.P. MORGAN SECURITIES LLC
We hereby consent to (i) the use of our opinion letter dated August 6, 2020 to the Board of Directors of Third Point Reinsurance Ltd. (the “Company”) included in Annex E to the joint proxy statement/prospectus relating to the proposed merger of the Company and Sirius International Insurance Group, Ltd., and (ii) the references to such opinion in such joint proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.
J.P. MORGAN SECURITIES LLC
By:	/s/ Xavier C. Loriferne
	Name:	Xavier C. Loriferne
	Title:	Managing Director
October 19, 2020